Exhibit 99.1

IPG PHOTONICS ANNOUNCES RECORD SECOND QUARTER 2018 FINANCIAL RESULTS
Revenue and Earnings per Diluted Share Increase 12% and 16%, Respectively
OXFORD, Mass. – July 31, 2018 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the second quarter ended June 30, 2018.

	Three Months Ended June 30,			Six Months Ended June 30,
(In millions, except per share data)	2018	2017	% Change	2018	2017	% Change
Revenue	$413.6	$369.4	12%	$773.5	$655.2	18%
Gross margin	56.8%	55.9%		56.7%	55.5%
Operating income	$162.4	$141.1	15%	$303.5	$242.6	25%
Operating margin	39.3%	38.2%		39.2%	37.0%
Net income attributable to IPG Photonics Corporation	$121.6	$104.1	17%	$228.0	$179.1	27%
Earnings per diluted share	$2.21	$1.91	16%	$4.14	$3.29	26%
Management Comments
"We delivered record quarterly revenue and net income driven by the rapid adoption of IPG's high power products," said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. Second quarter revenue of $413.6 million increased 12% year over year. Depreciation of the Euro and Renminbi relative to the exchange rates assumed in our second quarter guidance reduced revenue by $8.4 million. Materials processing sales increased 11% year over year and accounted for approximately 95% of total sales driven by strength in cutting and 3D printing applications. Sales to other markets increased 33% year over year. High power CW laser sales increased 20% year over year, representing 64% of total revenue, with even stronger growth in sales of ultra-high power CW lasers with power levels of six kilowatts and above. By region, sales increased 10% in China, 18% in Europe, 23% in North America, and declined 2% in Japan on a year over year basis.
Earnings per diluted share ("EPS") of $2.21 increased 16% year over year. Foreign exchange losses reduced EPS by $0.03. The effective tax rate in the quarter was 26%, which benefited from the lower effective tax rate for income earned in the United States due to enactment of the Tax Cuts and Jobs Act and an increase in excess tax benefits related to equity compensation, which were partially offset by provisions for uncertain tax positions and other matters.
During the second quarter, IPG generated $109 million in cash from operations and capital expenditures totaled $57 million. IPG ended the quarter with $1.13 billion in cash and cash equivalents and short-term investments, representing an increase of $9.6 million from December 31, 2017.
Stock Repurchase Program
Today IPG also announced that its Board of Directors has authorized a new $125 million anti-dilutive stock repurchase program following the completion of its previous $100 million repurchase program. Under the new anti-dilutive program, IPG management is authorized to repurchase shares of common stock in an amount not to exceed the greater of (a) the number of shares issued to employees and directors under the Company's various employee and director equity compensation and employee stock purchase plans from January 1, 2018 through March 31, 2019 and (b) $125 million, exclusive of any fees, commissions or other expenses. Share repurchases will be made periodically in open-market transactions using the Company's working capital, and are subject to market conditions, legal requirements and other factors. The share repurchase program authorization does not obligate the Company to repurchase any dollar amount or number of its shares, and repurchases may be commenced or suspended from time to time without prior notice.

Business Outlook and Financial Guidance
"Book-to-bill was at 1.0 for the quarter. While orders grew slightly on a year over year basis, order flow was below our target as demand softened in Europe and China at the end of the quarter. This more modest year over year growth in orders has persisted through July, and we believe is primarily driven by macroeconomic and geopolitical factors rather than competitive dynamics. We are seeing strong order activity in North America and some smaller regions. Furthermore, we are beginning to benefit from rapid growth from new products, including ultraviolet, green, and ultrafast pulsed lasers, systems and beam delivery components. While we are encouraged by the strength in new products and select regions, this growth will only partially offset the more modest outlook in China and Europe." said Dr. Gapontsev.
For the third quarter of 2018, IPG expects revenue of $360 million to $390 million. The Company expects the third quarter tax rate to be approximately 26%, excluding effects relating to equity grants. IPG anticipates delivering earnings per diluted share in the range of $1.80 to $2.05, with 53.7 million basic common shares outstanding and 55.0 million diluted common shares outstanding.
"As compared to just a few months ago, the current global macroeconomic trade and geopolitical environment is more uncertain and could remain so. In addition, we expect foreign exchange to be more of a headwind, particularly with the depreciation of the Chinese Renminbi over the last month. As such, we believe full year revenue growth for 2018 will be in the range of 7% to 9%." added Dr. Gapontsev.
As discussed in more detail in the "Safe Harbor" passage of this news release, actual results may differ from this guidance due to various factors including, but not limited to, product demand, order cancellations and delays, competition, tariffs, trade policy changes and general economic conditions. This guidance is based upon current market conditions and expectations, and is subject to the risks outlined in the Company's reports with the SEC, and assumes exchange rates relative to the U.S. Dollar of Euro 0.86, Russian Ruble 63, Japanese Yen 111 and Chinese Yuan 6.62, respectively.
Supplemental Financial Information
Additional supplemental financial information is provided in the Second Quarter 2018 Financial Data Workbook available on the investor relations section of the Company's website at investor.ipgphotonics.com.
Conference Call Reminder
The Company will hold a conference call today, July 31, 2018 at 10:00 am ET. To access the call, please dial 877-407-6184 in the US or 201-389-0877 internationally. A live webcast of the call will also be available and archived on the investor relations section of the Company's website at investor.ipgphotonics.com.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, strong order activity in North America and smaller regions, rapid growth from new products, revenue and earnings guidance for the second quarter and revenue guidance for the full year. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and advers

e changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 28, 2018) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in thousands, except per share data)
NET SALES	$413,613	$369,373	$773,477	$655,219
COST OF SALES	178,638	163,077	335,140	291,656
GROSS PROFIT	234,975	206,296	438,337	363,563
OPERATING EXPENSES:
Sales and marketing	14,536	12,136	28,052	22,963
Research and development	31,813	25,960	60,359	48,740
General and administrative	24,117	19,875	49,612	37,601
Loss (gain) on foreign exchange	2,118	7,183	(3,176)	11,636
Total operating expenses	72,584	65,154	134,847	120,940
OPERATING INCOME	162,391	141,142	303,490	242,623
OTHER INCOME (EXPENSE), Net:
Interest income, net	729	468	1,041	776
Other income (expense), net	386	23	829	(506)
Total other income	1,115	491	1,870	270
INCOME BEFORE PROVISION FOR INCOME TAXES	163,506	141,633	305,360	242,893
PROVISION FOR INCOME TAXES	(41,889)	(37,530)	(77,409)	(63,858)
NET INCOME	121,617	104,103	227,951	179,035
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	(13)	—	(26)
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$121,617	$104,116	$227,951	$179,061
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$2.27	$1.95	$4.24	$3.35
Diluted	$2.21	$1.91	$4.14	$3.29
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	53,662	53,380	53,703	53,403
Diluted	54,992	54,471	55,111	54,450

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION AND ACCOUNTING STANDARD IMPACTS TO NET INCOME AND EARNINGS PER SHARE

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
Cost of sales	$1,755	$1,462	$3,323	$2,853
Sales and marketing	671	516	1,227	968
Research and development	3,186	1,232	4,602	2,437
General and administrative	1,697	2,498	4,572	4,801
Total stock-based compensation	7,309	5,708	13,724	11,059
Tax benefit recognized	(1,810)	(1,853)	(3,241)	(3,573)
Net stock-based compensation	$5,499	$3,855	$10,483	$7,486

(In thousands, except share and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Excess tax benefit on exercise of stock options included in net income	$3,835	$3,394	$12,067	$7,524
Increase in weighted-average diluted shares outstanding	274,293	238,917	289,029	210,776

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS AND OTHER CHARGES

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2018	2017	2018	2017
Step-up of inventory (1)
Cost of sales	$224	$10	$448	$10
Amortization of intangible assets
Cost of sales	1,345	592	2,513	1,337
Sales and marketing	563	416	1,166	576
Research and development	—	160	160	320
Impairment charge related to long-lived asset
General and administrative	—	—	—	162
Total acquisition related costs and other charges	$2,132	$1,178	$4,287	$2,405

(1) 2018 amount relates to ILT while 2017 relates to OptiGrate step-up adjustments on inventory sold during the period.

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$816,792	$909,900
Short-term investments	308,970	206,257
Accounts receivable, net	242,128	237,278
Inventories	376,019	307,712
Prepaid income taxes	40,215	44,944
Prepaid expenses and other current assets	51,911	47,919
Total current assets	1,836,035	1,754,010
DEFERRED INCOME TAXES, NET	27,818	26,976
GOODWILL	59,616	55,831
INTANGIBLE ASSETS, NET	47,249	51,223
PROPERTY, PLANT AND EQUIPMENT, NET	514,767	460,206
OTHER ASSETS	44,993	19,009
TOTAL ASSETS	$2,530,478	$2,367,255
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,637	$3,604
Accounts payable	42,989	35,109
Accrued expenses and other liabilities	134,314	144,417
Income taxes payable	29,339	15,773
Total current liabilities	210,279	198,903
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	104,491	100,652
LONG-TERM DEBT, NET OF CURRENT PORTION	43,551	45,378
Total liabilities	358,321	344,933
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 54,317,292 and 53,724,445 shares issued and outstanding, respectively, at June 30, 2018; 54,007,708 and 53,629,439 shares issued and outstanding, respectively, at December 31, 2017	5	5
Treasury stock, at cost (592,847 and 378,269 shares held)	(99,997)	(48,933)
Additional paid-in capital	729,082	704,727
Retained earnings	1,672,424	1,443,867
Accumulated other comprehensive loss	(129,357)	(77,344)
Total IPG Photonics Corporation stockholders' equity	2,172,157	2,022,322
TOTAL LIABILITIES AND EQUITY	$2,530,478	$2,367,255

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2018	2017
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$227,951	$179,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,727	29,714
Provisions for inventory, warranty & bad debt	20,092	22,754
Other	18,584	21,818
Changes in assets and liabilities that used cash:
Accounts receivable and accounts payable	36	(71,720)
Inventories	(91,014)	(25,820)
Other	(5,825)	(22,679)
Net cash provided by operating activities	208,551	133,102
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(96,516)	(43,632)
Proceeds from sales of property, plant and equipment	641	15,284
Purchases of investments	(289,830)	(71,244)
Proceeds from sales of investments	161,618	156,171
Acquisitions of businesses, net of cash acquired	(4,422)	(11,307)
Other	188	(568)
Net cash (used in) provided by investing activities	(228,321)	44,704
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of noncontrolling interests	—	(197)
Principal payments on long-term borrowings	(1,794)	(18,260)
Proceeds from issuance of common stock under employee stock option and purchase plans less payments for taxes related to net share settlement of equity awards	10,631	17,152
Purchase of treasury stock, at cost	(51,064)	(24,112)
Net cash used in financing activities	(42,227)	(25,417)
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(31,111)	31,867
NET INCREASE IN CASH AND CASH EQUIVALENTS	(93,108)	184,256
CASH AND CASH EQUIVALENTS — Beginning of period	909,900	623,855
CASH AND CASH EQUIVALENTS — End of period	$816,792	$808,111
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$1,672	$975
Cash paid for income taxes	$64,495	$80,956